English version for reference only
Exhibit 10.1
[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

[*]
(Purchaser)
And
Alpha & Omega Semiconductor (Shanghai) Ltd.
And
Agape Package Manufacturing (Shanghai) Limited
(Seller)

Regarding Chongqing Alpha and Omega Semiconductor Limited
Equity Transfer Agreement

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

English version for reference only
This Agreement regarding the Equity Transfer of Chongqing Alpha and Omega Semiconductor Limited (hereinafter referred to as this “Agreement”) is executed on December 1, 2021 (hereinafter referred to as the “Execution Date of This Agreement”)by and among the following parties in Shanghai:
1.[*] (hereinafter referred to as the “Purchaser"), a limited partnership duly incorporated and effectively existing according to the laws of China, with its registered number [*] and registered address located at [*]; and
2.Alpha & Omega Semiconductor (Shanghai) Ltd. (hereinafter referred to as “AOS SH”), a company duly incorporated according to the laws of the People’s Republic of China, with its registered number 913100006643782762 and registered address located at Building 8/9, No. 91, 109 nong, Rongkang Rd., Xiaokunshan township, Songjiang District, Shanghai.
3.Agape Package Manufacturing (Shanghai) Limited（“APM SH”）, a company duly incorporated according to the laws of the People’s Republic of China, with its registered number 91310000769412899J and registered address located at B1 Standard Workshop, Dongkai Real Estate, Zone B, Songjiang Export Processing District, Shanghai.

In this Agreement, the aforesaid parties shall be referred to individually as a "Party" and collectively as the "Parties", and AOS SH and APM SH shall hereinafter be collectively referred to as "Seller", and such term shall include its successors and permitted assigns.

Whereas：
1.Chongqing Alpha and Omega Semiconductor Limited (“JV Company”), a limited company duly incorporated and validly existing under the laws of the PRC, with unified social credit code of 91500000MA5U5MLK89 and with registered address at 288 Yuefu Avenue, Beipei District, Chongqing.
2.The AOS SH, APM SH, Alpha and Omega Semiconductor Limited (“collectively referred to as the "AOS Parties") and Chongqing Strategic Emerging Industry Equity Investment Fund Partnership (LP) (“Strategic Industry Fund”), Chongqing Liangjiang New Area Strategic Emerging Industry Equity Investment Fund Partnership (LP) (“Liangjiang Strategic Fund”, together with Strategic Industry Fund are hereinafter collectively referred to as the "Fund Parties") have executed the Joint Venture Contract on Incorporation of Chongqing Alpha and Omega Semiconductor Limited (the “JV Company”) (the "JV Contract"), the Supplementary Agreement to the Joint Venture Contract on Incorporation of Chongqing Alpha and Omega Semiconductor Limited, the Second Supplementary Agreement to the Joint Venture Contract on Incorporation of Chongqing Alpha and Omega Semiconductor Limited, the Third Supplementary Agreement to the Joint Venture Contract on Incorporation of Chongqing Alpha and Omega Semiconductor Limited (The above-mentioned supplementary agreements are collectively referred to as the "Supplementary Agreement to JV Contract")
3.As of the Execution Date of this Agreement, the registered capital of JV Company is USD 379 million, AOS SH directly holds 8.2% equity interest in JV Company and APM SH directly holds 11.3% equity interest in JV Company;

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4.AOS SH and APM SH intend to respectively transfer their 1.05263% of equity interest in JV Company, and the Purchaser intends to acquire such equity interest transferred by AOS SH and APM SH by cash payment.

THEREFORE, the Parties hereby agree as follows:
1.Definition
In this Agreement, unless otherwise specified herein, the following terms have the meanings set forth below:
1.1.“Affiliate” means, with respect to any party, any other party that directly or indirectly controls, is controlled by, or is under common control with such party, where "control" used means the direct or indirect ownership of fifty percent (50%) or more of the voting shares, registered capital or other equity interest of the relevant party; or having the direct or indirect right to dominate the (general) shareholder meeting, appoint or elect a majority of the members of the board of directors or otherwise determine the management of the relevant party;
1.2."AMR" means the State Administration for Market Regulation of the PRC or its corresponding local authorities or departments;
1.3."Other Relevant Authorities" means the local authorities or departments other than the AMR that are relevant to the processing of the Equity Transfer Transaction;
1.4."Amendment to the AOA" means the amendment to the articles of association executed by the Purchaser, the Seller and all the other shareholders of JV Company based on the Equity Transfer Transaction after the execution of this Agreement;
1.5.“Business Day” means any day other than Saturday, Sunday or national holidays in the PRC;
1.6."PRC" means the mainland of the People's Republic of China, excluding Hong Kong, Macau and Taiwan, for the purpose of this Agreement;
1.7."Closing " is defined in Article 4.1 of this Agreement;
1.8."Closing Date of Equity Interest " is defined in Article 4.1 of this Agreement;
1.9."Closing Conditions" means all of the conditions as set forth in Article 3.1 of this Agreement;
1.10."Execution Date of this Agreement" means the date set forth at the beginning of this Agreement;
1.11."Day" means a calendar day;
1.12."Encumbrance" means any mortgage, debt encumbrance, pledge, lien, option, restriction, preference, pre-emptive right, third-party right or interest, other encumbrance or security interest in any kind or any other preferential arrangement with similar effect (including ownership transfer or ownership retention arrangement);
1.13.“Equity Interest” means the 1.05263% equity interest in JV Company held by AOS SH at the Closing which shall be transferred to the Purchaser pursuant to this Agreement and the 1.05263% equity interest in JV Company held by APM SH at the Closing which shall be transferred to the Purchaser pursuant to this Agreement;
1.14."Equity Transfer Transaction" means the transaction in which the Purchaser and the Seller perform their respective obligations in accordance with this Agreement and the Purchaser purchases the Equity Interest held by the Seller in accordance with the conditions and requirements stipulated in this Agreement;

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1.15.The "JV Contract" refers to the joint venture contract executed by the AOS Parties and the Fund Parties with respect to the investment to and establishment of JV Company;
1.16.The "Supplementary Agreement to JV Contract" refers to the supplementary agreements executed by the AOS Parties and the Fund Parties on the basis of the JV Contract as described in Article 2 of the Whereas Section;
1.17.“The Fourth Supplementary Agreement to the JV Contract" refers to the fourth supplementary agreement to the JV Contract executed by the Purchaser, AOS Parties and the Fund Parties regarding this Equity Transfer Transaction on December 1, 2021;
1.18.“Deadline" means the day of December 6,2021.
1.19.“Material Adverse Event" means any event, circumstance or matter arising or occurring during the period between the Execution Date of this Agreement and the Closing Date of the Equity Interest that has a material adverse effect on the business, operations, assets, liabilities, financial condition or prospects of JV Company or that has a material adverse effect on the ability of Seller to perform its obligations under this Agreement;
1.20."Month" means a calendar month;
1.21."Yuan" or "RMB" means the legal currency of the PRC;
1.22.“Dollar” or “USD” means the legal currency of the United States of America;
1.23."Warranty" means the representations and warranties set forth in Article 5 of this Agreement.
2.Equity Transfer
2.1Equity Transfer
Subject to the terms and conditions of this Agreement, the Seller agrees to sell, and the Purchaser agrees to purchase, the Equity Interest and with all the rights attaching thereto, which is free and clear of any encumbrances.
2.2Consideration
The total amount of consideration of the Equity Interest (hereinafter referred to as the " Consideration ") payable by the Purchaser to the Seller in respect of the transfer of Equity Interest shall be RMB108,000,000, of which, the amount payable to AOS SH shall be RMB 54,000,000 and the amount payable to APM SH shall be RMB 54,000,000.
2.3Payment
After the Execution of this Agreement, the Purchaser shall pay full amount of the Consideration to the Seller before December 6, 2021 (excluding the day of December 6).
2.4Other expense
The expenses for the registration of ownership change of equity interest with the AMR related to the Equity Transfer Transaction shall be borne by each Party respectively in accordance with the laws. All taxes and fees arising out of the Closing of the Equity Interest shall be borne by the Parties respectively in accordance with the laws. Each Party shall use its utmost good faith and effort to assist the other Party in

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communications and other procedures with respect to taxation, to control the relevant tax cost to the greatest extent possible.
3.Closing Conditions
3.1Closing Conditions
The Parties hereby irrevocably acknowledge that Seller’s obligations in respect of the Closing of the Equity Interest under this Agreement are subject to the satisfaction of all of the following Closing Conditions:
3.1.1The Purchaser, the Seller and all the other shareholders of JV Company have agreed on and executed the Fourth Supplementary Agreement to the JV Contract and the Amendment to the AOA with respect to this Equity Transfer Transaction;
3.1.2The Purchaser has performed its obligation to pay the Consideration hereunder on time and in full as set forth in Article 2.3 hereof;
3.1.3With respect to the Equity Transfer Transaction, the Purchaser and the Seller have obtained all necessary approvals from the internal authority of its company for the execution of this Agreement and the processing of the Equity Transfer Transaction;
3.1.4The transaction documents relating to the Equity Transfer Transaction have been duly executed;
3.1.5The representations and warranties of the Parties in material respects are true, accurate and not misleading;
3.1.6There is no Material Adverse Event and no Material Adverse Event will be reasonably expected to occur.
3.2Satisfaction or Non-satisfaction of Closing Conditions
The Seller and the Purchaser shall use their best efforts to satisfy all the Closing Conditions specified in Article 3.1. With respect to the Closing conditions which need to be cooperated by the Parties, the Parties agree to cooperate fully and reach an agreement as soon as possible.
If all Closing Conditions are not able to be satisfied by the Deadline, this Agreement shall terminate automatically. Any rights, obligations and liabilities of the Parties under this Agreement shall be invalid immediately. If the Closing Conditions are not fulfilled due to the default of any party, the non-breaching party shall have the right to hold the defaulting party liable for breach of contract in accordance with provisions hereof.
4.Closing and Registration of Ownership Change of Equity Interest
4.1Closing Date of Equity Interest and Closing
The date on which all the Closing Conditions stipulated in Article 3.1 of this Agreement are all fulfilled shall be the Closing Date of Equity Interest. The arrangements for signing, handover, delivery of all the documents and payment under Article 3.1 are collectively referred to as "Closing". Except for above-mentioned arrangements stipulated in Article 3.1, the Seller does not need to hand over to the

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Purchaser any information, documents, materials and its original of JV Company or transfer and deliver the operating properties or any other matters.
4.2Registration of Ownership Change of Equity Interest
JV Company and the Seller shall deal with the Registration of Ownership Change of Equity Interest with AMR regarding this Equity Transfer Transaction within 20 Business Days after Closing Date of Equity Interest, including without limitation, (i) the Purchaser is registered as a shareholder of JV Company holding 2.1053% equity interest; (ii) the appointment of new directors; and (iii) the Amendment to AOA executed by the Purchaser, the Seller and the other shareholders of JV Company is registered with AMR (hereinafter referred to collectively as the "Registration of Ownership Change of Equity Interest").
The Purchaser shall actively cooperate with the JV Company and the Seller to execute and prepare all the documents and materials required by AMR or Other Relevant Authorities for the completion of Registration of Ownership Change of Equity Interest regarding this Equity Transfer Transaction.
From the date of obtaining the new business license or other confirmation documents issued by AMR, the Registration of Ownership Change of Equity Interest should be deemed as completed.
4.3Shareholding structure after the Registration of Ownership Change of Equity Interest
After completion of the Registration of Ownership Change of Equity Interest, the shareholders and percentage of capital contribution of JV Company shall be changed as follows:

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No.	Name of Shareholder	Contribution (USD)	Percentage of Capital Contribution（%）
1	Chongqing Strategic Emerging Industry Equity Investment Fund Partnership	124,000,000	32.7177%
2	Alpha and Omega Semiconductor Limited	119,000,000	31.3984%
3	Chongqing Liangjiang New Area Strategic Emerging Industry Equity Investment Fund Partnership (LP)	62,000,000	16.3588%
4	Agape Package Manufacturing (Shanghai) Limited	39,010,526	10.2930%
5	Alpha & Omega Semiconductor (Shanghai) Ltd.	27,010,526	7.1268%
6	[*]	7,978,948	2.1053%
	Total	379,000,000	100%

4.4Corporate governance structure after the Registration of Ownership Change of Equity Interest
The corporate governance structure of JV Company after the Registration of Ownership Change of Equity Interest shall be implemented in accordance with the provisions of the Fourth Supplementary Agreement to the JV Contract and the Amendment to AOA separately executed by the shareholders set forth in Article 3.1.1.
5.Representation and Warranty
The Party represents and warrants to the other Party of this Agreement as follow:
5.1Each Party is an enterprise duly incorporated and effectively existing in accordance with the laws and regulations of the country in which it was established;
5.2The representations and warranties of each Party are true, complete and accurate;
5.3Upon the effective date of this Agreement herein, each of Purchaser and the Seller has obtained all power, authorizations and approvals necessary for the execution of this Agreement and has obtained all power, authorizations and approvals to fully perform each of their obligations hereunder;
5.4The execution, delivery and performance by each Party of this Agreement, the Fourth Supplementary Agreement to the JV Contract and the Amendment to AOA shall not constitute any violation of any agreement, contract, memorandum, letter of intent or any other document of any nature entered into with any other third party.

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5.5The execution, delivery and performance by each Party of this Agreement, the Fourth Supplementary Agreement to the JV Contract and the Amendment to AOA, or each Party performing the transaction or obligations hereunder shall not constitute any violation of its own articles of association or applicable laws, regulations and policies or enter into a circumstance which would prevent such party from performing its obligations under this Agreement, will not conflict with its obligations under any other agreement or shall not constitute any violation of any material agreement, which such Party is bound, and will not violate any approval, order, judgment or ruling by any court, governmental authority;
5.6To the best of its knowledge, there is no pending or threatened lawsuit, arbitration or other legal, administrative or other proceedings, or governmental investigation with respect to the matters set forth in this Agreement or that could adversely affect the execution of this Agreement or the performance of the obligations hereunder;
5.7The Purchaser warrants that the source of funds used for the Consideration of the Equity Interest is lawful and the payment of the Consideration will be performed in a timely manner in accordance with this Agreement;
5.8The Purchaser warrants that none of the Purchaser, the investor, the shareholder, the beneficiary, the actual controlling person or affiliate of the Purchaser is involved in any business, area, source of fund or investor related to military or intelligence of any country;
5.9From the Execution Date of this Agreement until the date on which all the rights and obligations of the Parties have been fully performed, each Party shall immediately notify the other Party in writing upon the occurrence or possible occurrence of any of the following circumstances:
5.9.1cause any representation or warranty of such Party under this Agreement inaccurate or incomplete in any material respect;
5.9.2constitute or result in a breach or a failure by such Party to comply with any agreement or representation or warranty applicable to it under this Agreement;
5.9.3the occurrence of any event or circumstance that results in such Party unable to satisfy any of the Closing Conditions set forth in this Agreement.
6.Other post-closing agreement
6.1The Parties acknowledge that the Parties will endeavor to promote the listing process of the JV Company and for the purpose of listing, subject to the relevant requirements of the PRC laws, the JV Company will implement the Employee Stock Ownership Plan by increasing the registered capital and intend to issue no more than USD 19,947,400 of capital contribution to Employee Stock Ownership Partnership.The equity interest of Parties will be diluted in proportion to their respective percentage of equity interests in JV Company.
After the subscription of the newly increased registered capital in the first round, the Employee Stock Ownership Partnership will hold certain equity interest of the JV Company, which represents USD 16,556,300] of the capital contribution to the JV Company at the price of 1USD per 1USD of capital contribution (the "First Round Employee Stock Ownership Plan");
After the subscription of the newly increased registered capital in the second round, the Employee Stock Ownership Partnership will hold certain equity interest of the JV Company, which totally represents USD 19,947,400 of the capital contribution to the JV Company, and the subscription price shall be subject to the approval by the internal authority of JV Company.

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If the JV Company fails to establish the Employee Stock Ownership Partnership and complete capital increase to the JV Company with the contribution of USD 19,947,400 within 24 months from the date hereof, AOS Parties shall have the right to request the Purchaser to perform in any of the following:
6.1.1request the Purchaser at its own expense to transfer certain percentage of the equity interest in the JV Company as calculated below to an entity designated by AOS Parties without consideration: 0.1053% of the equity interest in the JV Company (representing USD 399,087 of the registered capital of the JV Company)*N; or
6.1.2request Purchaser to pay the entity designated by AOS Parties a compensation in cash calculated as follows: Total Amount of Cash Compensation = RMB5.4 billion * 39.9087/37,900*N.
For the purpose of the above calculation, N = (1 - the amount of capital contribution made by the Employee Stock Ownership Partnership to JV Company within 24 months from the date hereof/USD 19,947,400). When N is zero or negative, Purchaser does not need to compensate AOS Parties.

7.Termination and Liability for Breach
7.1Right of Termination
7.1.1This Agreement shall be automatically terminated if the Closing Conditions are not fully satisfied by the Deadline, unless otherwise agreed in writing by the Parties.
7.1.2This Agreement shall be terminated upon the unanimous written consent of the Parties.
7.2Effect of Termination and Liability for Breach
7.2.1In the event that any party constitutes a breach of this Agreement, the performing party shall be entitled to take one or more of the following remedies to defend its rights:
(a)require the breaching party to perform as agreed;
(b)suspend the performance of obligations and resume the performance after the breach is cured. Suspension of performance by the performing party according to the terms hereof shall not constitute any non-performance or delay of performance by the performing party;
(c)unilaterally terminate this Agreement by giving a written notice in the event of any unilateral termination as stipulated under this Agreement. However, giving the unilateral termination notice by the performing party shall not be construed as a waiver of any rights against the breaching party's liabilities for breach of this Agreement in accordance with the law.
(d)request the breaching party to indemnify the performing party for all direct and indirect losses caused by its breach (including the costs actually incurred for the execution and performance of this Agreement, other foreseeable economic losses, and the costs of courts and attorneys' fees incurred in any litigation raised by the performing Party);

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(e)other remedies available under the PRC Laws or this Agreement.
7.2.2Unless otherwise agreed herein, the termination of this Agreement as set forth above shall not affect the rights, obligations and legal situation of the Parties arising from the implementation of this Agreement prior to its termination, including the right of the performing party to claim compensation from the breaching party.
7.2.3If the Purchaser fails to pay the Consideration on schedule as stipulated in Article 2.3 hereof, the Seller shall have the right to request the Purchaser to pay the Seller 30% of the amount payable but unpaid as liquidated damages.
7.2.4If the breaching party fails to pay the liquidated damages within the time limit, it shall pay the performing party additional liquidated damages at a daily rate of 0.3% of the Consideration. The breaching party paying the liquidated damages as set forth herein shall not prejudice the rights of the performing party to require the breaching party to indemnify its losses, to continue to perform this Agreement, or to terminate this Agreement.

8.Force Majeure
8.1For the purpose of this Agreement (including the supplementary agreement), force majeure(“Force Majeure”) is limited to earthquake, typhoon, flood, fires, war, riot, terrorist acts, Coronavirus prevention and control or other epidemic prevention and control caused by others, or any objective circumstances which are unforeseeable, unavoidable and insurmountable by the Parties, and the change in any laws, regulations and rules, or the promulgation of new laws, regulations and rules, which directly affect the performance of this Agreement or lead to failure to perform as agreed herein. Any change of domestic and foreign macroeconomic situation, or any change of national policies and legal systems that do not affect the performance of this Agreement, or change of industrial environment, change of domestic and foreign markets or any event caused by operation of any Party shall not be deemed as Force Majeure.
8.2In the event that the performance of this Agreement is affected by Force Majeure, the party affected by such Force Majeure shall immediately notify the other party in writing thereof, provide detailed information of such Force Majeure and valid documents for supporting the reasons for the failure to perform this Agreement fully or partially or delay the performance of this Agreement within five days thereafter.
8.3In the event of any Force Majeure, the Parties shall immediately negotiate for fair solution in accordance with laws, regulations and regulatory documents and other binding documents and use best efforts to mitigate the consequences of such event.

9.Applicable Law and Jurisdiction
9.1Applicable Law
This Agreement shall be governed by and construed in accordance with the laws of the People's Republic of China.
9.2Negotiation and Dispute Resolution
The Seller and Purchaser shall use their reasonable efforts to negotiate the resolution of any dispute that may arise under or in connection with this Agreement (including any dispute as to the existence, validity or termination of this Agreement). Such negotiation shall commence immediately upon the time that the Purchaser or Seller

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notify the other Parties which requests a negotiation in written pursuant to this Agreement.
If the dispute can not be resolved within thirty (30) business days from the date of one Party notifying the other Parties in writing, either Party shall have the right to file a lawsuit to resolve the dispute in the People's Court where the Seller is located.
10.General Provisions
10.1Notice
10.1.1Any notice required to be given hereunder shall be delivered by hand, or by reputable courier or email to the address of the recipient set forth in Article 10.1.3 hereof, or to other address and person designated by the receiving party by giving prior written notice to the other Party not less than five (5) business days.
10.1.2Unless it is proved that the notice was received at an earlier time, each notice shall be deemed to have been served in the following manner at the following time:
(a)if delivered by hand, upon receipt of the receipt voucher;
(b)if delivered by email, upon the successful transmission of such email;
(c)if delivered by recognized courier, upon receipt of the delivery confirmation.
10.1.3The address and email address described in Article 10.1.1 are as follows

	Address	Email Address	Atten
Seller (AOS SH)	[●]	[●]	[●]
Seller (APM SH)	[●]	[●]	[●]
Purchaser	[●]	[●]	[●]
10.2Confidentiality
10.2.1Each Party hereto shall be comply with confidentiality obligation with respect to the commercial secrets of other Parties obtained as a result of execution and performance of this Agreement.
10.2.2The entire terms of this Agreement and this Agreement shall be deemed as confidential information and neither Purchaser nor Seller shall disclose such information to any third party without the written consent of the other party, which consent shall not be unreasonably withheld or delayed.
10.2.3Disclosure of this Agreement by a Party to officers, directors, employees, agents and professional advisors who has connection with the relevant project related to this Agreement shall not be subject to the restrictions in Article 10.2.1, provided that it is necessary for such persons to know this Agreement and related information, and they agree not to disclose to any other third party.
10.2.4If any Party hereto discloses this Agreement and information described herein as required by relevant stock exchange, any other governmental or regulatory authority, according to rules issued by a court of

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competent jurisdiction (whether such rules have the legal force or not) or as required by other public administrative authority, such disclosure shall not be subject to Article 10.2.1.
10.2.5Submission of this Agreement to the AMR or Other Relevant Authorities is not subject to Article 10.2.1.
10.2.6The Parties agree that the confidentiality obligation hereunder shall survive the rescission or termination of this Agreement or the invalidity of some articles in whole or in part.
10.3Amendment
Any amendment under this Agreement shall not be effective unless it is made in writing and executed by all Parties.
10.4Failure or delay to exercise any right
Failure or delay in exercising any right or remedy conferred by this Agreement or by law will not impair or constitute a waiver of that right or remedy or a waiver of any other right or remedy. Any separate or partial exercise of any right under this Agreement or stipulated by law, will not prevent such party from further exercising such right or remedy or any other right or remedy. The failure of either Party hereto to pursue or delay in pursuing the liability of the other Party hereto under this Agreement shall not constitute a waiver of such liability.
10.5Survival
Except for those obligations that have been performed and otherwise specified herein, the obligations in this Agreement shall survive after the Closing Date.
10.6Severability
If any term or provision of this Agreement becomes invalid, illegal or incapable of being enforced, and such invalidity, illegality or unenforceability has no fundamentally effect on the performance of this Agreement and the attachments hereto, the validity and enforceability of the other provisions of this Agreement shall not be affected.
10.7Counterparts
This Agreement shall be executed and delivered in six (6) counterparts, each of which shall be deemed an original and equally authentic.
10.8Assignment
Unless otherwise agreed by the Parties, neither Party may assign any of its rights and obligations under this Agreement. Each Party acknowledges that either Party has the right to assign part or all of its rights and obligations under this Agreement, to its Affiliate with the written consent of the other Party.
10.9Entire Agreement
This Agreement constitutes the entire agreement between the Parties with respect to the Equity Transfer Transaction contemplated hereby and fully replace any prior agreements, memoranda, intentions, unilateral representations or understandings between the Parties with respect to the Equity Transfer Transaction, and may only be

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amended or supplemented by written documents executed by authorized representatives of the Parties.
For the purpose of completing the administrative approval, permit or filing relating to the Equity Transfer Transaction contemplated hereby, the Parties agree to unconditionally cooperate with the Seller in the execution, submission and delivery of all necessary legal documents (including, without limitation, the legal documents as required by AMR and Other Relevant Authorities), and use their best efforts to cooperate with the JV Company in completing the relevant administrative approval, permit or filing (including, without limitation, registration of change of shareholders, filing of amendments to the Articles of Association, etc.). The contents of the aforesaid legal documents shall be consistent with the contents or principles of this Agreement.
10.10Effectiveness
This agreement shall be effective after being executed and sealed by the Parties and its duly authorized representatives.

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No text below, the following is the signature page of The Agreement regarding Chongqing Alpha and Omega Semiconductor Limited.

Purchaser: [*]

(By): _____________________
(Signature of Authorized Representative):

Seller: Alpha & Omega Semiconductor (Shanghai) Ltd.

(By): _____________________
(Signature of Authorized Representative):

Seller: Agape Package Manufacturing (Shanghai) Limited

(By): _____________________
(Signature of Authorized Representative):

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